Exhibit 99.1

Q4 | 2022	Earnings Release

Classroom Summary
Session Recordings
Student Mastery
Student Profile
Request a Tutor
Next Session

When students connect to Varsity Tutors, that tutor basically becomes a co-teacher in the classroom.

That’s the most impressive part of the whole thing. The Teacher Assigned program was designed to serve as an extension of our teachers, providing each classroom with resources that work hand-in-hand with the educators of our district.

Our students and teachers need additional support, and by enabling our school communities to work directly with tutors in this way, we’re ensuring that every student has the tools they need to succeed while offering teachers an unparalleled support system.

Q4 Earnings Release 2022	2

A Note to Our

Shareholders

Last May we unveiled our plan to evolve our products and revenue model toward long-term recurring ‘always-on’ relationships with our customers. We did this in response to evolving customer needs that created an opportunity to develop longer and more all-encompassing relationships spanning academic calendar years, subjects, and learning formats. We believed this was true for both our Consumer and Institutional school district customers and began to converge our product and revenue strategies in response to the changes we were witnessing.

We created new subscription and recurring revenue products, including Learning Memberships for Consumers and On Demand and Teacher Assigned products for Institutional customers, that were built specifically to address the ongoing support we believed both types of customers desired. We shared that this new focus would require trading off revenue recognition in the short-term because our Package model has more front-loaded revenue recognition than the Learning Membership model where subscription revenue is recognized linearly over time. We estimated that by month six for a given Learning Membership customer, the cumulative revenue would catch up and surpass that of a given Package customer, a phenomenon we called the ‘J Curve’.

We expected that by the start of the second quarter in 2023 the cumulative build of recurring revenue from Learning Membership customers would cause us to return to growth in our Consumer business, as well as for the total company, but now with a product suite and revenue model we believed would position us for higher levels of growth, profitability, and predictability in the years to come.

I am pleased to share that we made substantial progress in the fourth quarter and our shift to an ‘always on’ business model is ahead of plan. Learning Membership adoption continues to exceed our expectations, demonstrating higher conversion, engagement and customer retention than our former Package model, which in turn has led to meaningfully higher customer lifetime values and operating leverage. Separately, we are seeing strong interest in our new recurring revenue Institutional products with Varsity Tutors for Schools. This momentum within both our Consumer and Institutional businesses is validating the shift we made in our go-to-market strategies last year. This progress, combined with operating efficiencies gained from the business model evolution, provides us increased confidence in achieving adjusted EBITDA profitability by the end of 2023 as previously communicated.

Fourth Quarter in Review

In the fourth quarter, we delivered on our commitment to enhance Learning Memberships by providing unlimited access to three new products - Codeverse, Tutor Chat, and Essay Review. With the addition of these formats, we were able to grow the percentage of customers engaging in a non-tutoring format in their first month to over 30% in December. Multi-format engagement has historically been highly correlated with higher retention, higher lifetime value, and customer satisfaction.

We delivered revenue of $41.8 million for the fourth quarter, above our guidance range of $39-41 million. These results reflect stronger than anticipated active Learning Memberships, which totaled over 20K as of December 31, 2022, and continued strength in lifetime value performance from Learning Memberships.

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Learning Membership revenue continues to grow at a rapid pace. Revenue recognized in the fourth quarter from Learning Memberships grew to $20.8 million, a $15.0 million increase from the third quarter, representing 50% of total recognized revenue, up from just 2% of total recognized revenue in the second quarter and 18% in the third quarter. In fact, Learning Memberships revenue has already reached an annualized run-rate of more than $87 million as of December 31, 2022, an increase from $50 million as of September 30, 2022. Annualized run-rate is defined as the number of Learning Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

The rapid transition to Learning Memberships is also allowing us to deliver gross margin expansion and a more scalable and efficient operating model. During the fourth quarter gross margins of 70.5% were approximately 230 bps higher than gross margin of 68.2% during the comparable period in 2021. As we shift toward a higher proportion of Learning Membership customers (and revenue) we expect continued gross margin expansion in 2023.

Learning Memberships also enabled further marketing yield optimization during the fourth quarter with Marketing expenses as a percentage of revenue improving by approximately 370 bps year-over-year, driving further efficiencies in our Consumer business. Higher engagement and retention among Learning Membership customers, and an Average Revenue per Learning Membership (ARPM) of approximately $350 per month during the fourth quarter, combined to drive continued lifetime value expansion and an accelerated marketing payback period.

As visualized in the chart below, recent monthly cohorts’ cumulative Learning Membership average revenue per customer continues to expand and separate from the historical amount an average Consumer customer would spend over time under our historical package model by the third or fourth month after starting (with further separation and elevation occurring beyond that point). These results clearly demonstrate the superior lifetime value of our Learning Membership model and the higher average value of the Consumer customers we are adding to the platform.

Learning Memberships

Monthly recurring revenue product

that provides all-inclusive access

our suite of products.

One-On-One Instruction	Essay Review

Unlimited Live Group Classes	Adaptive Assessments

StarCourse Live Lessons & On-Demand Content	Self-Study Modules

Tutor Chat	Coding Games and more

CONSUMER KPIS

20K+	$350+

Active Learning Members as of 12/31/2022	Average Revenue Per Learning Membership Per Month (ARPM) during the fourth quarter

30%	$87M+

Learning Membership Customers Engaged in a Non-Tutoring Product in their first month during December	Annualized Run Rate Learning Membership Revenue as of 12/31/2022

Learning Membership Product Roadmap

Q2 2022 Launch

•  1-on-1 Tutoring

Added in Q3 2022

•  Unlimited Live Group Classes

•  Starcourse Live and On-Demand Lessons

•  Adaptive Assessments

•  Self-Study Modules

Added in Q4 2022

•  Tutor Chat

•  Essay Review

•  Codeverse

Targeted additions in Q1 2023

•  AI-Generated Lesson Plans

•  AI-Enabled Chat Tutoring

Q4 Earnings Release 2022	5

Varsity Tutors for Schools

During the fourth quarter, Varsity Tutors for Schools delivered on a major milestone in our product evolution with the go-live of both On Demand and Teacher Assigned. These new products are oriented toward providing district-wide solutions that can be deployed across entire student and teacher populations, significantly widening the impact we can have with our school district partners. Additionally, these new offerings align to a school district’s in-class curriculum, are embedded into a school’s workflow, and importantly are directed by teachers, who we believe are ideally suited to assess their own students’ learning needs.

We executed over 70 contracts, including 15 On Demand contracts and our first Teacher Assigned partnership, an important milestone as we transition toward more expansive partnerships with larger school districts, including the bundling of recurring revenue products. Collectively, these contracts resulted in a record $11.3 million of bookings during the fourth quarter.

We believe these results clearly demonstrate that our new ‘always on’ product offerings are resonating with school district partners, especially when bundled together or combined with our existing high-dosage tutoring products. These strong results and continued momentum to start the year give us with increased confidence that Varsity Tutors for Schools is well positioned to provide solutions that administrators, teachers and students are seeking to support their evolving needs.

Teacher Assigned Tutoring allows educators to schedule face-to-face, personalized support from tutors. (https://www.youtube.com/watch?v=FCjI2SCVfWY)

2023 Focus

Scaling ‘Always On’ Recurring Revenue Products

Given the success of Learning Memberships across our Academic audiences, we plan to transition our Test Prep and Professional audiences to Learning Memberships by the end of 2023. With the completion of this transition we will have shifted 100% of our Consumer business to ‘always on’ recurring revenue products.

With a strong foundation in place, we believe we can continue to drive higher levels of Learning Membership growth across all of our Consumer audiences through further product enhancements and testing. Specifically, we plan to iterate on the pricing and the structure of Learning Memberships to broaden their appeal at the top of the funnel and drive further growth in conversion and customer acquisition. We also plan to create more flexibility for customers to manage their membership and tutoring frequency, including new self-service capabilities, which we believe will increase retention and lifetime value by better aligning Learning Memberships to evolving customer needs. Additionally, we plan to make it easier for members to discover multiple new learning paths, including new learning formats and programming coverage to drive further engagement among members with the aim of providing more value and enhancing customer satisfaction.

Within our Institutional business, we expect our new Teacher Assigned and On Demand products will represent a growing proportion of Institutional bookings during the year as we remain focused on district-wide bundled solutions and partnerships with larger school districts.

Driving Profitability

As Learning Membership mix continues to increase as a percentage of total revenue we believe we will be able to drive continued gross margin expansion and further simplify our operating model in the year ahead.

We also plan to make further investments in automation, self-service capabilities, as well as weaving additional AI capabilities throughout our platform to enhance both the Learner and Expert experience.

Recently we have seen improved adjusted EBITDA performance each month as we progress further through the J Curve. Given our recent momentum, we have

Q4 Earnings Release 2022	6

increased visibility into and confidence in achieving adjusted EBITDA profitability by the end of 2023 as previously communicated.

AI for HI® – Artificial Intelligence for Human Interaction

We’ve long believed that AI for HI - Artificial Intelligence for Human Interaction - has the ability to transform how people learn. AI has been central to our ability to improve quality, enhance personalization, and decrease the cost of our offerings. Today, AI powers our ability to identify the highest quality Experts, assess Learners’ foundational knowledge, and helps ensure the right Expert-Learner match, among many other use cases.

The latest AI advancements are allowing us to rapidly develop transformative experiences involving the real-time generation of content with near zero costs, improving our ability to deliver live human interaction and personalized learning at scale, and providing new superpowers to Experts and Learners on the platform.

We recently announced the launch of two new AI-driven products and plan to leverage the latest advances in machine learning and AI, including ChatGPT and similar technologies, to drive further product enhancements, personalization, and cost efficiency in the year ahead. The first two products include an AI-Generated Lesson Plan Creator embedded in the company’s Live Learning Platform that is available for use during live tutoring sessions and, separately, AI-Generated Chat Tutoring, a product that pairs conversational AI-driven chat with the ability to access a live Expert on-demand. These new products represent the Company’s ongoing orientation toward taking a software and AI-driven approach to solve customer and business problems and build a scalable platform.

We plan to roll out additional products and features for Consumer customers that expand on these new capabilities as a part of Learning Memberships. We believe that these additional products and tools will allow us to further personalize the experience for each Learner and Expert yielding higher levels of engagement, retention, and customer lifetime value driving both revenue predictability and operating leverage.

AI-generated lesson plan creator creates personalized lesson plans focused on the unique needs of each learner. (https://vimeo.com/802724744)

In Closing

I am proud of our team’s execution against the vision we put forth just nine months ago when we announced our stated goal to transition our business towards ‘always on’ recurring revenue streams with the introduction of Learning Memberships and new Institutional products including Teacher Assigned and On Demand.

These efforts have laid a strong foundation for growth, helped establish a business model that can produce longer-term and higher value relationships with our customers, serve as a more scalable platform for future innovation, and position us to achieve adjusted EBITDA profitability by the end of 2023. In the coming year we look forward to continuing to push the pace of innovation and enhancing our ability to meet the needs of both Consumer and Institutional Learners in any subject, anywhere, and at any time.

We appreciate your continued interest in our Company.

CHUCK COHN

Founder, Chairman & CEO

Q4 Earnings Release 2022	7

Financial Highlights

•

Revenue Outperforms Guidance – In the fourth quarter, Nerdy delivered revenue of $41.8 million, above the top end of our guidance range of $39-41 million. Due to strong customer response, Learning Memberships was the primary option presented to new Consumer customers during the fourth quarter. Revenue for the year ended December 31, 2022 was $162.7 million, an increase of 16% from $140.7 million during the same period in 2021. Revenue growth was driven by continued strength in our Consumer business, including Learning Memberships, and growth in our Institutional business.

•

Learning Memberships Exceeding Expectations – Revenue recognized in the fourth quarter from Learning Memberships grew to $20.8 million or 50% of total revenue, up from 18% of total company revenue recognized in the third quarter, as we rapidly evolved our focus toward higher lifetime value recurring relationships with Learners. Learning Membership revenue grew to an annualized run rate of $87 million as of December 31, 2022, an increase from $50 million as of September 30, 2022.

•

Institutional Momentum – In the fourth quarter, Varsity Tutors for Schools executed over 70 contracts, yielding a record $11.3 million of bookings. Institutional revenue of $4.4 million represented 10% of total revenue in the fourth quarter reflecting normal school seasonality. Our focus on larger school districts and our ‘always on’ bundled solutions yielded our first Teacher Assigned partnership, an important milestone as we transition toward recurring revenue products with Institutional customers.

•

Gross Profit Expansion – Gross profit of $29.5 million in the fourth quarter increased 3% year-over-year. The increase in gross profit was driven by gross margin expansion across our Consumer audience. Gross margin of 70.5% for the three months ended December 31, 2022, was approximately 230 bps higher than gross margin of 68.2% during the comparable period in 2021.

•

Path to Profitability – Net loss was $(15.1) million in the fourth quarter versus net earnings of $33.1 million in the fourth quarter of 2021. Excluding non-cash stock compensation expenses, mark-to-market derivative adjustments, restructuring costs, transaction-related costs, and non-recurring one-time items, adjusted net loss was $(6.8) million for the fourth quarter of 2022 versus $(7.1) million in the fourth quarter of 2021. Nerdy reported a non-GAAP adjusted EBITDA loss of $(5.5) million in the fourth quarter of 2022, beating our guidance range of $(6.0) to $(8.0) million. This compares to a non-GAAP adjusted EBITDA loss of $(5.5) million in the same period one year ago. Adjusted EBITDA outperformance versus guidance was driven by higher revenues, higher gross margin, marketing efficiency gains, workforce reduction actions stemming from our business model changes, and diligent cost oversight.

•	Liquidity – With no debt and $90.7 million of cash on our balance sheet, we believe Nerdy has ample liquidity to fund the business and pursue growth initiatives.

See pages 15 to 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q4 Earnings Release 2022	8

First Quarter and Full Year 2023 Outlook

The accelerated rollout and evolution toward recurring revenue streams, including Learning Memberships, continued in the fourth quarter, reflecting the strong adoption we have seen from consumers during the back-to-school season and fall semester. We continue to see more evidence that validates our belief that the Learning Membership model leads to longer duration and higher lifetime value customer relationships, enhanced gross margins, and a more scalable and efficient operating model.

Consistent with our prior guidance, we continue to expect that we will exit the aggregate J-Curve business model transition, driving year-over-year growth with more attractive unit-level economics, as we start the second quarter in 2023.

We believe the combination of our unique platform, comprehensive product offerings including Learning Memberships, the interest and early contracting successes we are seeing for Varsity Tutors for Schools new offerings, and our ability to deliver high-quality live learning at scale personalized to each Learner positions us for continued growth as the education landscape rapidly evolves.

Revenue Guidance

As is typical for our business, we expect sequential quarterly revenue growth from the fourth to the first quarter. For the full year, we expect growth will be driven by the continued evolution towards recurring revenue streams, the corresponding build in the number of Learning Membership subscribers, and higher Institutional revenues.

•	For the first quarter of 2023, we expect revenue in a range of $45-47 million.

•	For the full year 2023, we expect revenue of $190-200 million; representing 20% growth at the midpoint vs. our 2022 revenue of $162.7 million.

Full year revenue guidance reflects our decision to shift 100% of the Consumer business to Learning Memberships by the end of 2023, including the remaining Test Prep and Professional audiences. Revenue guidance also reflects normal summer seasonality, including anticipated lower levels of new customer acquisition, consumption, and retention during the summer months when K12 schools and universities are out of session.

Adjusted EBITDA Guidance

Our adjusted EBITDA guidance for both the first quarter and full year reflects the continuing benefits from our recurring revenue products which focus on long-term relationships with higher value customers, an improving gross margin profile, and operating efficiencies stemming from our continued shift to recurring revenue business models.

•	For the first quarter of 2023, we expect a Non-GAAP adjusted EBITDA loss in a range of $3 million to breakeven.

•	For the full year 2023, we expect a Non-GAAP adjusted EBITDA loss in the range of $10 million to breakeven.

Full year adjusted EBITDA guidance reflects the impact of normal summer seasonality and higher variable costs in the third quarter as we ramp into the back-to-school selling season.

Our strong balance sheet with no debt and $90.7 million of cash provides us with ample liquidity to operate against our plan and pursue growth initiatives.

Q4 Earnings Release 2022	9

Financial Discussion

Revenue

Revenue for the three months ended December 31, 2022 was $41.8 million as we continued to progress through the J-Curve, essentially flat compared to $42.0 million during the same period in 2021. Revenue for the year ended December 31, 2022 was $162.7 million, an increase of 16% from $140.7 million during the same period in 2021. Annual revenue growth was driven by continued strength in our Consumer business, including the evolution towards ‘always on’ Learning Memberships (which lowered revenue recognition in the short-term in service of higher levels of future revenue and growth), as well as the growth we experienced in our Institutional business.

Gross Profit and Gross Margin

Gross profit of $29.5 million for the three months ended December 31, 2022 increased by $0.8 million or 3% compared to the same period in 2021. Gross margin of 70.5% for the three months ended December 31, 2022, was approximately 230 bps higher than gross margin of 68.2% during the comparable period in 2021. The increase in fourth quarter gross profit was primarily driven by gross margin expansion across our Consumer audience, as we evolve towards a greater mix of Learning Memberships, a trend we expect to continue into 2023.

Gross profit for the year ended December 31, 2022 of $112.9 million increased by $19.0 million, or 20%, compared to the same period in 2021. Gross margin of 69.4% for the year ended December 31, 2022 was approximately 260 bps higher than gross margin of 66.8% during the comparable period in 2021. The increase in gross profit for the full year was driven by growth across Consumer audiences, including Learning Memberships, and growth in our Institutional business.

Sales and Marketing

Sales and marketing expenses for the three months ended December 31, 2022 on a GAAP basis were $17.0 million, a decrease of $0.9 million from $17.9 million in the same period in 2021. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the three months ended December 31, 2022 were $15.7 million, or 38% of revenue, compared to $17.2 million, or 41% of revenue in the same period in 2021, an improvement of approximately 330 bps year-over-year.

Sales and marketing expenses for the year ended December 31, 2022 on a GAAP basis were $74.2 million, an increase of $8.8 million from $65.4 million in the same period in 2021. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the year ended December 31, 2022 were $69.8 million, or 43% of revenue, compared to $62.1 million, or 44% of revenue in the same period in 2021.

We continued to focus on optimizing the level of marketing spend in the fourth quarter, yielding efficiencies in our Consumer business. These efficiencies were partially offset by the investments we have made in our Institutional sales and go-to-market organization in support of Varsity Tutors for Schools, which we expect to grow into as revenue continues to grow and we slow the rate of hiring entering 2023, thereby creating operating leverage. We expect to achieve continued efficiencies in future periods as Learning Memberships become a greater percentage of total revenue, leading to a more efficient sales and operating model.

Sales and marketing expenses as a percentage of revenue may fluctuate from quarter to quarter based on Learning Membership sales, the size and volume of institutional contracts, bookings, consumption patterns that drive revenue levels, seasonality, and the timing of our investments in marketing activities.

General and Administrative

General and administrative expenses for the three months ended December 31, 2022 on a GAAP basis were $32.9 million, a decrease of $1.4 million from $34.3 million in the same period in 2021. Excluding non-cash stock compensation expenses, restructuring, and transaction related costs, general and administrative expenses for the three months ended December 31, 2022 were $21.0 million, or 50% of revenue, compared to $18.6 million, or 44% of revenue in the fourth quarter of 2021.

General and administrative expenses for the year ended December 31, 2022 on a GAAP basis were $129.6 million, an increase of $7.6 million from $122.0 million in the same period in 2021. Excluding non-cash stock compensation expenses, restructuring, and transaction related costs, general and administrative expenses for the year ended December 31, 2022 were $85.3 million, or 52% of revenue, compared to $60.8 million, or 43% of revenue in the same period in 2021.

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Nerdy became a publicly traded company in the third quarter of 2021, resulting in higher transaction-related general and administrative expenses on a GAAP basis in the comparable periods last year. On a non-GAAP basis, investments in new product development, the build out of Varsity Tutors for Schools, and administrative expenses related to being a public company resulted in higher fourth quarter and year-to-date expenses versus the comparable periods last year.

Our investments in product development have allowed us to launch a suite of new ‘always on’ subscription products including Learning Memberships for consumers, and our Teacher Assigned and On Demand offerings for institutional customers. These subscription offerings simplify both the sales process and the operating model needed to support customers. Combined with our ongoing efforts in automation, self-service capabilities and the application of artificial intelligence and machine learning in our business, we have been able to generate operating efficiencies and remove significant costs from the business. We also moderated the pace of corporate hiring and third party vendor spend starting in the third quarter of 2022. In the fourth quarter of 2022, we announced the completion of workforce reductions of approximately 17% of our total workforce driven by the operating efficiencies enabled by our new ‘always on’ strategy and product offerings.

As Learning Membership mix continues to increase as a percentage of total Active Learners, we believe we will be able to further simplify our operating model throughout the course of 2023 as the cumulative build of Learning Memberships accelerates and we exit the J Curve, returning to growth in our Consumer business in the second quarter.

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA Loss

Net loss on a GAAP basis was $(15.1) million for the three months ended December 31, 2022, compared to net earnings of $33.1 million in the same period in 2021. Excluding non-cash stock compensation expenses, mark-to-market derivative adjustments, restructuring and transaction related costs, and non-recurring one-time items, adjusted net loss was $(6.8) million for the fourth quarter of 2022 versus $(7.1) million in the fourth quarter of 2021.

For the year ended December 31, 2022, net loss on a GAAP basis was $(63.9) million, compared to a net loss of $(30.7) million in the same period in 2021. Excluding non-cash stock compensation expenses, mark-to-market derivative adjustments, restructuring and transaction related costs, and non-recurring one-time items, adjusted net loss for the year ended December 31, 2022 was $(41.8) million versus an adjusted net loss of $(32.9) million in the same period one year ago.

Non-GAAP adjusted EBITDA loss was $(5.5) million in the fourth quarter of 2022 compared to $(5.5) million in the fourth quarter of 2021. Non-GAAP adjusted EBITDA loss was $(35.7) million for the year ended December 31, 2022, compared to $(22.4) million in the same period one year ago.

For both non-GAAP adjusted net loss and non-GAAP adjusted EBITDA loss, gross profit improvements were offset by investments in technology and product capabilities, and the buildout of Varsity Tutors for Schools. In addition, we previously expanded and enhanced our finance, accounting, and legal functions in connection with being a public company.

See pages 15 to 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

As of December 31, 2022, the Company’s principal sources of liquidity were cash and cash equivalents of $90.7 million. Our strong balance sheet provides us with ample liquidity to operate against our plan and achieve expected adjusted EBITDA profitability by the end of 2023 as previously communicated.

Conference Call Details

Nerdy’s management will host a conference call to discuss its financial results on Tuesday, February 28, 2023 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-844-200-6205. International callers can dial 1-929-526-1599. The Access Code is 609907.

A live webcast of the call will also be available on Nerdy’s investor relations website at nerdy.com/investors. A replay of the webcast will be available on Nerdy’s website for one year following the event and a telephonic replay of the call will be available until March 7, 2023 by dialing 1-866-813-9403 from the U.S. or 44-204-525-0658 from all other locations, and entering the Access Code 627099.

Contacts

press@nerdy.com investors@nerdy.com

Q4 Earnings Release 2022	11

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$41,802	$42,015	$162,665	$140,664
Cost of revenue	12,314	13,356	49,732	46,700

Gross Profit	29,488	28,659	112,933	93,964
Sales and marketing expenses	17,031	17,921	74,183	65,441
General and administrative expenses	32,890	34,294	129,559	121,968
Write-off of other intangible assets	—	3,009	—	3,009

Operating Loss	(20,433)	(26,565)	(90,809)	(96,454)
Unrealized gain on derivatives, net	(4,847)	(59,699)	(26,620)	(71,041)
Interest (income) expense, net	(464)	(5)	(483)	3,772
Other expense, net	34	32	183	8,571
Gain on extinguishment of debt, net	—	—	—	(7,117)

(Loss) Earnings before Income Taxes	(15,156)	33,107	(63,889)	(30,639)
Income tax (benefit) expense	(16)	5	19	40

Net (Loss) Earnings	(15,140)	33,102	(63,908)	(30,679)
Net loss attributable to legacy Nerdy holders prior to the reverse recapitalization	—	—	—	(23,546)
Net (loss) earnings attributable to noncontrolling interests	(6,407)	15,606	(28,509)	(3,354)

Net (Loss) Earnings Attributable to Class A Common Stockholders	$(8,733)	$17,496	$(35,399)	$(3,779)

(Loss) Earnings per share of Class A Common Stock:
Basic	$(0.10)	$0.22	$(0.41)	$(0.05)
Diluted	(0.10)	0.22	(0.41)	(0.05)

Weighted-Average Shares of Class A Common Stock Outstanding:
Basic	89,647	79,236	85,873	79,236
Diluted	89,647	153,534	85,873	79,236

REVENUE (Unaudited)

(in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2022	%	2021	%	2022	%	2021	%
Consumer	$37,180	89%	$37,293	89%	$140,820	86%	$130,223	93%
Institutional	4,361	10%	3,531	8%	19,054	12%	4,871	3%
Other (a)	261	1%	1,191	3%	2,791	2%	5,570	4%

Revenue	$41,802	100%	$42,015	100%	$162,665	100%	$140,664	100%

(a)	Other consists of the legacy Veritas Prep LLC business and EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) and other services.

Q4 Earnings Release 2022	12

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	December 31,
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$90,715	$143,964
Accounts receivable, net	11,596	5,321
Other current assets	5,345	6,165

Total Current Assets	107,656	155,450
Fixed assets, net	12,504	10,718
Goodwill	5,717	5,717
Intangible assets, net	3,574	4,428
Other assets	3,241	832

Total Assets	$132,692	$177,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,199	$3,590
Deferred revenue	25,539	30,005
Due to legacy Nerdy holders	—	841
Other current liabilities	8,593	7,473

Total Current Liabilities	37,331	41,909
Other liabilities	14,311	39,431

Total Liabilities	51,642	81,340

Stockholders’ Equity
Class A common stock	9	8
Class B common stock	7	7
Additional paid-in capital	522,031	490,220
Accumulated deficit	(475,107)	(439,708)
Accumulated other comprehensive (loss) income	(12)	136

Total Stockholders’ Equity Excluding Noncontrolling Interests	46,928	50,663
Noncontrolling interests	34,122	45,142

Total Stockholders’ Equity	81,050	95,805

Total Liabilities and Stockholders’ Equity	$132,692	$177,145

Q4 Earnings Release 2022	13

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	Year ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net Loss	$(63,908)	$(30,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization	5,919	5,320
Amortization of intangibles	602	1,069
Unrealized gain on derivatives, net	(26,620)	(71,041)
Gain on extinguishment of debt, net	—	(7,117)
Stock-based compensation	47,244	54,417
Write-off of other intangible assets	—	3,009
Amortization of deferred debt charges	—	493
Loss on asset dispositions	—	24
Reverse recapitalization costs allocated to warrants and earnouts	—	1,604
Changes in operating assets and liabilities, net of reverse recapitalization:
(Increase) decrease in accounts receivable, net	(6,275)	(4,846)
Decrease (increase) in other current assets	125	(2,902)
Decrease in other assets	1,232	16
(Decrease) increase in accounts payable	(391)	(856)
(Decrease) increase in deferred revenue	(4,466)	12,735
(Decrease) increase in other current liabilities	(188)	1,111
(Decrease) increase in other liabilities	(1,276)	(1,248)

Net Cash Used In Operating Activities	(48,002)	(38,891)

Cash Flows From Investing Activities
Capital expenditures	(5,317)	(5,163)

Net Cash Used In Investing Activities	(5,317)	(5,163)

Cash Flows From Financing Activities
Proceeds from reverse recapitalization, net	—	557,574
Payments to legacy investors	(767)	(336,079)
Payments of reverse recapitalization costs	—	(21,638)
Proceeds from loan and security agreement	—	11,000
Repayment of loan and security agreement	—	(50,000)
Payment of debt extinguishment costs	—	(1,607)
Other	(233)	—

Net Cash (Used In) Provided By Financing Activities	(1,000)	159,250

Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	(13)	1

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted cash	(54,332)	115,197
Cash, Cash Equivalents, and Restricted Cash, Beginning of Year	145,879	30,682

Cash, Cash Equivalents, and Restricted Cash, End of Year	$91,547	$145,879

Supplemental Cash Flow Information
Purchase of fixed assets included in accounts payable	$—	$44
Cash paid for interest	—	4,069
Cash paid for income taxes	38	—

Q4 Earnings Release 2022	14

RECONCILIATION OF GAAP TO NON-GAAP SALES AND

MARKETING EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Sales and marketing expenses	$17,031	$17,921	$74,183	$65,441
Less:
Stock-based compensation	956	730	4,086	3,378
Restructuring costs	345	—	345	—

Non-GAAP sales and marketing expenses	$15,730	$17,191	$69,752	$62,063

RECONCILIATION OF GAAP TO NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSE (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
General and administrative expenses	$32,890	$34,294	$129,559	$121,968
Less:
Stock-based compensation	10,786	15,172	43,158	51,039
Restructuring costs	1,134	—	1,134	—
Transaction related costs	—	535	—	10,137

Non-GAAP general and administrative expenses	$20,970	$18,587	$85,267	$60,792

RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (Loss) Earnings	$(15,140)	$33,102	$(63,908)	$(30,679)
Add:
Interest (income) expense, net	(464)	(5)	(483)	3,772
Income tax (benefit) expense	(16)	39	19	239
Depreciation and amortization	1,699	1,629	6,521	6,390
Stock-based compensation	11,742	15,902	47,244	54,417
Unrealized gain on derivatives, net	(4,847)	(59,699)	(26,620)	(71,041)
Restructuring costs	1,479	—	1,479	—
Loss on repayment of promissory note	—	—	—	8,395
Gain on extinguishment of debt, net	—	—	—	(7,117)
Transaction related costs	—	535	—	10,137
Write-off of Veritas assets	—	3,038	—	3,038

Adjusted EBITDA (LOSS)	$(5,547)	$(5,459)	$(35,748)	$(22,449)

Q4 Earnings Release 2022	15

RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET LOSS

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net (Loss) Earnings	$(15,140)	$33,102	$(63,908)	$(30,679)
Add:
Stock-based compensation	11,742	15,902	47,244	54,417
Unrealized gain on derivatives, net	(4,847)	(59,699)	(26,620)	(71,041)
Restructuring costs	1,479	—	1,479	—
Loss on repayment of promissory note	—	—	—	8,395
Gain on extinguishment of debt, net	—	—	—	(7,117)
Transaction related costs	—	535	—	10,137
Write-off of Veritas assets	—	3,038	—	3,038

Adjusted Net Loss	$(6,766)	$(7,122)	$(41,805)	$(32,850)

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

December 31, 2022
Class A Common Stock	90,654
Combined Interests that can be converted into shares of Class A Common Stock	65,948

Total outstanding share count, excluding Earnouts	156,602
Earnouts	7,964

Total outstanding share count, end of period	164,566

Q4 Earnings Release 2022	16

We monitor the following key financial and operating metrics to evaluate the growth of our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. The below metrics exclude the legacy Veritas Prep LLC business and EduNation Limited, a company incorporated in England and Wales (“First Tutors UK”) (collectively, the “Legacy Businesses”), as well as our On Demand and Teacher Assigned solutions.

Consistent with our previously discussed expectations, Active Learner and Session growth rates decreased during the fourth quarter and full year, reflecting our decisions to shift our go-to-market strategy and products to focus on higher value and longer duration Learning Membership customers. Both metrics were primarily affected by the shift to Learning Memberships (and the related inclusion of Classes in our Learning Membership offering vs. selling academic and enrichment Classes on a stand-alone basis) as we evolve our focus toward higher lifetime value recurring relationships with Learners.

Additionally, the Revenue per Active Learner decline was driven by an increase in the mix of Institutional Active Learners, which were up 50% year-over-year in the fourth quarter, partially offset by a 3% increase in Revenue per Active Learner in our Consumer business.

KEY FINANCIAL AND OPERATING METRICS

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Active Learners in ones; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Active Learners	63,683	56,327	13%	157,509	126,519	24%

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
dollars in ones; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Revenue per Active Learner	$650	$746	(13)%	$1,030	$1,112	(7)%

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Sessions in thousands; favorable/(unfavorable)	2022	2021	%	2022	2021	%
Sessions	483	524	(8)%	2,227	1,921	16%

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
Sessions Taught per Active Expert in ones: favorable/(unfavorable)	2022	2021	%	2022	2021	%
Sessions Taught per Active Expert	39	37	5%	78	80	(3)%

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
in hours; favorable/(unfavorable)	2022	2021	%	2022	2021	%
One-on-One Average Session Length	1.22	1.34	(9)%	1.27	1.32	(4)%

Q4 Earnings Release 2022	17

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net loss.

Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses, restructuring costs, and transaction related costs.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, restructuring costs, gain or loss on debt extinguishment, transaction related costs, and non-recurring one-time items.

Non-GAAP adjusted net earnings or loss is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, gain or loss on mark-to-market derivative financial instruments, restructuring costs, gain or loss on debt extinguishment, transaction related costs, and non-recurring one-time items.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period as calculated using the treasury stock method.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the table above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Active Learners is defined as the unique number of Learners attending a paid 1-on-1 session, a paid class, or a paid group tutoring session in a given period, as well as the number of unique Learning Membership customers. Amounts exclude Legacy Businesses as well as our On Demand and Teacher Assigned solutions.

Variations in the number of Active Learners are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new products and learning formats and therefore is a key indicator of our ability to attract and engage Learners.

Revenue per Active Learner is calculated as GAAP revenue divided by the number of Active Learners in a given year or period.

Sessions are defined as the total number of paid 1-on-1 sessions, the number of paid group classes enrollees, the number of paid group tutoring session attendees, and the number of sessions enrolled in by Learning Membership customers in a given period. Amounts exclude Legacy Businesses as well as our On Demand and Teacher Assigned solutions.

Active Experts is defined as the unique number of Experts instructing a 1-on-1 session, a class, or a group tutoring

Q4 Earnings Release 2022	18

session in a given period. Amounts exclude Legacy Businesses as well as our On Demand and Teacher Assigned solutions.

Sessions Taught per Active Expert is calculated as the number of 1-on-1 sessions, the number of group classes, and the number of group tutoring sessions per Active Expert in a given period. Amounts exclude Legacy Businesses as well as our On Demand and Teacher Assigned solutions.

1-on-1 average session length is defined as a session (e.g., an instructional meeting) between a Learner and a single Expert in a 1-on-1 setting. Amounts exclude Legacy Businesses as well as our On Demand and Teacher Assigned solutions.

Bookings represent contracted amounts in the next 12 months for Varsity Tutors for Schools.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted EBITDA (loss), and non-GAAP adjusted net income or loss should not be considered in isolation, as an alternative to, or superior to net loss, revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on mark-to-market derivative financial instruments, or share based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Q4 Earnings Release 2022	19

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith may include “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future, including statements related to our expectations of the benefits and future financial results of our Learning Membership model, statements regarding our financial outlook and future guidance, including statements regarding our expectations to achieve adjusted EBITDA profitability. Additionally, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “approximately,” “believes,” “contemplates,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “outlook,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “seeks,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our limited operating history, which makes it difficult to predict our future financial and operating results; our history of net losses; risks associated with our shift to the Learning Membership model; risks associated with scaling up our Institutional business, risks associated with our intellectual property, including claims that we infringe on a third party’s intellectual property rights; risks associated with our classification of some individual and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; risks associated with the terms of our warrants; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our rapid growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 28, 2023, as well as other filings that we may make from time to time with the SEC.

Q4 Earnings Release 2022	20